Exhibit 23.3

[LETTERHEAD OF BAKER & HOSTETLER LLP]

October 14, 2008

LightPath Technologies, Inc.

Orlando, Florida 32826

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as amended, and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement, as amended.

Very truly yours,

/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP